Contact:
John Beisler
Vice President – Investor Relations
CKE Restaurants, Inc.
805-745-7750

CKE RESTAURANTS, INC. ANNOUNCES RESTATEMENT TO CORRECT NON-CASH ERROR IN INCOME TAX BENEFIT REPORTED FOR FISCAL YEAR ENDED JANUARY 30, 2006

CARPINTERIA, Calif. – Feb. 28, 2007 – CKE Restaurants, Inc. (NYSE: CKR), announced today that, as a result of an inadvertent computational error, the Company overstated its “income tax benefit” for the fiscal year ended January 30, 2006, by approximately $16 million. As such, the Company’s reported $137 million income tax benefit should have been reported as approximately $121 million. Since this reported $137 million income tax benefit was also a part of reported net income, the computational error also resulted in an overstatement of “net income” for the fiscal year ended January 30, 2006 of approximately $16 million.

After discussion with management and KPMG LLP, the Company’s independent registered public accounting firm, on February 27, 2007, the Company’s Audit Committee determined that, in light of the error contained therein, the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2006, should not be relied upon and should be restated. The Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2007 will include such restated financial statements.

The Company is not aware of any evidence that the restatement is due to any material noncompliance by the Company, as a result of misconduct, with any financial reporting requirements under the securities laws.

The restatement will have no impact on the Company’s income statements for any period other than the fiscal year ended January 30, 2006. Additionally, neither this non-cash error nor the restatement will impact net cash flows from operations, Adjusted EBITDA (as defined in the Company’s senior credit facility), financial performance covenants included in the Company’s senior credit facility or other debt instruments, previously reported net operating loss and tax credit carry-forwards, the Company’s effective income tax rates for fiscal 2007 and thereafter or actual cash tax payments expected for the foreseeable future.

The inadvertent error occurred in summarizing the various computations made to calculate the cumulative difference between the Company’s book and tax bases in its fixed assets. Neither the Company’s external tax advisor (a Big Four accounting firm), the Company nor KPMG detected the error included in the Company’s consolidated financial statements for the fiscal year ended January 30, 2006. Management and the Company’s external tax advisor discovered the error during the preparation of the Company’s tax provision for the fiscal year ended January 29, 2007. As a result, management’s report on internal control over financial reporting as of January 30, 2006, should not be relied upon. The Company has replaced most of the manual processes that contributed to the prior year error with automated system-generated reports and believes it has substantially reduced the chance of such an error reoccurring in the future. The Company is still in the process of completing its assessment of internal control over financial reporting as of January 29, 2007, pursuant to the requirements of Section 404 of the Sarbanes-Oxley Act.

As of the third fiscal quarter ended Nov. 6, 2006, CKE Restaurants, Inc., through its subsidiaries, had a total of 3,113 franchised, licensed or company-operated restaurants in 43 states and in 14 countries, including 1,079 Carl’s Jr.® restaurants, 1,923 Hardee’s® restaurants and 95 La Salsa Fresh Mexican Grill® restaurants.

SAFE HARBOR DISCLOSURE

Matters discussed in this news release contain forward-looking statements relating to future plans and developments, financial goals and operating performance that are based on management’s current beliefs and assumptions. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond the Company’s control and which may cause results to differ materially from expectations. Factors that could cause the Company’s results to differ materially from those described include, but are not limited to, whether or not restaurants will be closed and the number of restaurant closures, consumers’ concerns or adverse publicity regarding the Company’s products, the effectiveness of operating initiatives and advertising and promotional efforts (particularly at the Hardee’s brand), changes in economic conditions or prevailing interest rates, changes in the price or availability of commodities, availability and cost of energy, workers’ compensation and general liability premiums and claims experience, changes in the Company’s suppliers’ ability to provide quality and timely products to the Company, delays in opening new restaurants or completing remodels, severe weather conditions, the operational and financial success of the Company’s franchisees, franchisees’ willingness to participate in the Company’s strategies, the availability of financing for the Company and its franchisees, unfavorable outcomes in litigation, changes in accounting policies and practices, effectiveness of internal controls over financial reporting, new legislation or government regulation (including environmental laws), the availability of suitable locations and terms for the sites designated for development, and other factors as discussed in the Company’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the New York Stock Exchange.

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